Exhibit 10.29

LEAD INVESTOR AGREEMENT

This Lead Investor Agreement (this “Agreement”) is entered into as of December 22, 2009, by and among North American Financial Holdings, Inc. (the “Company”), Crestview-NAFH, LLC (the “Lead Investor”) and certain individuals listed on the signature pages hereto (the “Management Shareholders” and, collectively with the Company and the Lead Investor, the “Parties”).

WHEREAS, as a condition and inducement to the Lead Investor’s willingness to purchase certain shares of common stock of the Company in connection with the proposed private offering of shares of common stock of the Company (the “Offering”), the Parties desire to provide herein for certain agreements with respect to the corporate governance and certain other matters relating to the Company.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, the Parties hereby agree as follows:

1.        Nomination Rights. At any meeting of stockholders of the Company at which directors of the Company are to be elected, the Company shall nominate for election to the Board of Directors of the Company (the “Board of Directors”) one person (the “Lead Investor Designee”) designated by the Lead Investor; provided that the Lead Investor and its affiliates continue to hold at least 33% of the original number of shares of common stock of the Company (the “Common Stock”) purchased by the Lead Investor in the Offering. In furtherance of the foregoing, the Company shall include in any proxy statement and proxy or information statement and consent distributed by the Company for the purpose of soliciting proxies or consents for election to the Board of Directors the Lead Investor Designee.

2.        Removal. Except as otherwise required by the Company’s Certificate of Incorporation as in effect on the date hereof or the Company’s Bylaws as in effect on the date hereof, neither the Company nor any Management Shareholder shall take any action to remove, with or without cause, the Lead Investor Designee serving on the Board of Directors; provided that, upon the written request of the Lead Investor to remove, with or without cause, the Lead Investor Designee serving on the Board of Directors, each Management Shareholder shall vote in person or by proxy or by written consent all of the shares of common stock of the Company and any other voting securities of the Company owned by such Management Shareholder (whether now owned or hereafter acquired), or which such Management Shareholder is entitled to vote, in favor of the removal of such Lead Investor Designee.

3.        Vacancies. If a vacancy on the Board of Directors resulted from the death, resignation, retirement, disqualification, removal from office or other cause of the Lead Investor Designee, the Board of Directors shall fill such vacancy only with a person designated by the Lead Investor; provided that the Lead Investor continues to have the right to nominate the Lead Investor Designee pursuant to Section 1.

4.        Committee Rights. The Company agrees that the Lead Investor Designee serving on the Board of Directors shall also serve on each of the Compensation Committee of the Board of Directors and the Nominating and Corporate Governance Committee of the Board of

Directors; provided that the Lead Investor continues to have the right to nominate the Lead Investor Designee pursuant to Section 1 above.

5.        Voting Covenant; Further Assurances. Each of the Parties hereto agrees to take, or cause to be taken, all reasonable actions and to do, or cause to be done, all reasonable things necessary to give effect to the rights of the Lead Investor hereunder. Without limiting the generality of the foregoing, each of the Management Shareholders shall vote in person or by proxy or by written consent all of the shares of Class A Common Stock of the Company and any other voting securities of the Company owned by such Management Shareholder (whether now owned or hereafter acquired), or which such Management Shareholder is entitled to vote, (i) in favor of the election to the Board of Directors of the Lead Investor Designee, (ii) as provided in Section 2 and (iii) to effectuate the other provisions of this Agreement. Each of the Parties agrees that it will take all such action as shall be necessary to ensure that the Company’s Certificate of Incorporation and Bylaws do not conflict with any provision of this Agreement.

6.        Governing Law. This Agreement will be construed under, and the obligations of the Parties hereunder will be determined in accordance with, the laws of the State of New York (without regard to any conflict of law provisions thereof that would cause the application of the laws of any jurisdiction other than the State of New York). EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

7.        Amendments; Waivers. No waiver and no amendment of any provision of this Agreement will be effective unless such waiver or amendment is in writing and signed by the Party against whom it is sought to be enforced.

8.        Entire Agreement. This Agreement sets forth the entire agreement and understanding among the Parties relating to the subject matter hereof and supersedes all other prior agreements, discussions and documents with respect thereto.

9.        Successors and Assigns. This Agreement will bind and inure to the benefit of and be enforceable by each Party and its successors and permitted assigns. Notwithstanding the foregoing sentences, no Party may assign or transfer (directly or indirectly) its rights or obligations under this Agreement without the prior written consent of the other Parties, which consent may be withheld in each such other Party’s sole and absolute discretion.

10.      Counterparts. This Agreement may be executed in counterparts, each counterpart when so executed and delivered, including by facsimile, constituting an original, but all such counterparts together will constitute one and the same instrument.

11.      Specific Performance. The Parties acknowledge and agree that a breach of any agreement contained herein will cause irreparable damage, and the other Parties will have no adequate remedy at law or in equity. Accordingly, each Party agrees that in the event of any breach of any provision of this Agreement, the aggrieved Party shall be entitled to specific performance of this Agreement, in addition to any other remedy at law or in equity and will not oppose the granting of such relief.

12.      Recapitalization, Etc. In the event that any capital stock or other securities are issued in respect of, in exchange for, or in substitution of, any shares of Common Stock by reason of any reorganization, recapitalization, stock dividend, stock split or any similar change in the capital structure of the Company, appropriate adjustments shall be made with respect to the relevant provisions of this Agreement so as to fairly and equitably preserve, as far as practicable, the original rights and obligations of the Lead Investor under this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

NORTH AMERICAN FINANCIAL HOLDINGS, INC.

By:	/s/ R. Eugene Taylor
	Name:	R. Eugene Taylor
	Title:	Chairman and Chief Executive Officer

CRESTVIEW-NAFH, LLC

By:	/s/ Richard M. DeMartini
	Name:	Richard M. DeMartini
Title:

/s/ R. Eugene Taylor
R. Eugene Taylor

/s/ Christopher G. Marshall
Christopher G. Marshall

/s/ R. Bruce Singletary
R. Bruce Singletary

/s/ Kenneth A. Posner
Kenneth A. Posner

Signature Page to the Lead Investor Agreement